Exhibit 99.1

Enservco Corporation Reduces Debt and Strengthens Balance Sheet

DENVER, CO – March 28, 2022 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has retired its $13.8 million senior revolving credit facility with East West Bank for total consideration of approximately $9.4 million, which includes an initial payment of $8.4 million in cash and future payments of up to $1.0 million from a limited portion of net proceeds from receivables financing.

As a result of the refinancing, Enservco’s debt was substantially reduced and predominantly reclassified as long-term liabilities with four- to six-year terms. Equally important, the refinancing will have minimal impact on aggregate monthly debt and lease obligations, thus substantially improving and stabilizing the Company’s capitalization.

“We appreciate East West Bank’s support over recent years and willingness to work with the Company to de-lever the business and strengthen our balance sheet,” said Executive Chairman Rich Murphy. “Over the past 18 months we have significantly reduced our total debt while substantially reducing costs, relocating equipment to optimize margins and increasing market share, putting the Company in a stronger position to pursue its growth objectives as our industry improves. We believe that the higher commodity price environment bodes well for the Company in the foreseeable future.”

The refinancing included:

●	A $6.225 million master equipment lease
●	A receivables factoring line of up to $10 million
●	A $1.2 million convertible subordinated note

Specifically, the Company’s Heat Wave Hot Oil Service unit entered into a Master Lease Agreement with Utica Leaseco, LLC, whereby Utica provided a $6,225,000 master equipment lease collateralized by Enservco equipment. The lease has a 51-month term at an effective rate in the range of 13.50% to 15.46% based on performance metrics. After 12 months, the Company has the option to prepay $1.0 million of the obligation.

Heat Waves further entered into an Invoice Purchase Agreement with LSQ, which will provide receivables factoring to the Company for a term of 18 months. The agreement calls for LSQ to advance up to 85% on up to $10 million of accounts receivable factored by Heat Waves at an effective annual interest rate of approximately 7.3%. LSQ provided for $2.4 million in immediate financing at the close of the refinance under the accounts receivable factoring facility, of which $1.2 million was used in the initial payment to East West Bank, and $1.2 million was used to pay off a working capital loan provided during the first quarter of 2022 by Cross River Partners, an entity controlled by Rich Murphy, Enservco’s Executive Chairman.

The third component of the refinancing includes the issuance by the Company of a $1.2 million Convertible Subordinated Note to Cross River Partners. The note has a six-year term, bears interest at 7% per annum and has interest only quarterly payments commencing June 30, 2022.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming, West Virginia, Utah, Michigan, Illinois, Florida, New Mexico and Louisiana. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2020, and subsequently filed documents with the SEC. Forward looking statements in this news release include ability of the Company to achieve its growth objectives, the sustainability of higher oil prices, the specific amount of debt reduction, ability to de-lever the business and strengthen its balance sheet, and sustainability of improvement and stabilization of the Company’s capitalization. In addition, we believe the higher oil price environment bodes well for the Company in the and the ability raise additional equity. Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contact:

Marjorie Hargrave

President and CFO

Enservco Corporation

mhargrave@enservco.com

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone: 303-880-9000

Email: jay@pfeifferhigh.com